EXHIBIT 10.98

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of April 17, 2013 (“Commencement Date”), by and between RAYMOND DELLERBA (hereinafter “Executive”) and PACIFIC MERCANTILE BANCORP, a California corporation and parent holding company of the Bank (“Bancorp”) and PACIFIC MERCANTILE BANK, a California state chartered banking corporation, (hereinafter “the Bank”, Bancorp and the Bank jointly referred to as the “Bank Entities”).

RECITALS

A. The Bank and Executive originally entered into a written Employment Agreement, effective as of April 23, 1999 and amended and restated effective April 1, 2011 (hereinafter referred to as “the Original Agreement”). A true and correct copy of the Original Agreement is attached hereto as Exhibit 1 and incorporated herein by reference.

B. On August 24, 2012, Executive and the Bank Entities made and entered into an agreement (hereinafter referred to as “the Subsequent Agreement”) pursuant to which, inter alia, as of the close of business on that day, Executive resigned and relinquished his position as President of the CEO of the Bank, and thus relinquished his duties and powers, including, without limitation his signing and lending authority, as President and CEO of the Bank. Concurrent with such resignation and relinquishment by Executive, the Bank appointed Executive as, and Executive agreed to and did assume the position and duties of Vice Chairman of the Bank. A true and correct copy of the Subsequent Agreement is attached hereto as Exhibit 2 and incorporated herein by reference.

C. Pursuant to the concurrently executed Agreement Regarding Employment Agreement, the Bank Entities and Executive terminated the Original Agreement, the Subsequent Agreement and any other outstanding employment and/or compensation contracts and/or agreements and in its stead entered into this Employment Agreement.

D. Pursuant to the concurrently executed Agreement Regarding Employment Agreement, Executive retired, resigned and relinquished his position as President and Chief Executive Officer (“CEO”) of Bancorp effective April 17, 2013.

E. The Bank Entities desire to continue their right to the services of Executive in the capacities described below, on the terms and conditions hereinafter set forth, and Executive is willing to continue such employment on such terms and conditions.

NOW THEREFORE, the parties enter into this Agreement and agree as follows:

1. Effective April 17, 2013, Executive continues as an officer with the Bank Entities in the position of Founder and CEO Emeritus, with the title of Vice Chairman. The position of Founder and CEO Emeritus will carry the duties of business development and strategic counsel to the Board, all as directed by the Chief Executive Officer and the Chairman of the Boards of the Bank Entities, for a period of two (2) years (hereinafter, “Period of Employment.”)

2. The Period of Employment shall not be continued beyond two (2) years without the express, mutual agreement of Bancorp and Executive.

3. Executive shall continue to serve as a member of the Bank and Bancorp’s Boards of Directors. Unless otherwise agreed by the parties, if Executive resigns from his employment or is terminated for any reason, or when the Period of Employment set forth is Paragraph 2 of this Agreement expires, Executive agrees to resign immediately from the Board of Directors and all committees or other positions held with the Bank Entities or their affiliates, effective as of the last date of employment.

4. Compensation.

(a) Base Salary. Executive will receive an annualized, gross base salary of $150,000, subject to all applicable deductions and withholdings, and payable in installments in accordance with Bancorp’s regular payroll schedule. Executive’s salary shall be reviewed annually, and in no event be reduced below $150,000.

(b) Bonus. The Executive will be eligible to receive incentive compensation for business development activities on the same terms and conditions as other employees of the Bank, as defined in Bank policies and procedures as amended from time to time. In addition, the Executive may be considered for a performance bonus on an annual basis, as determined by and in the discretion of the Chief Executive Officer of the Bank Entities and the Boards of Directors.

(c) Stock Options. Stocks options previously granted to Executive will continue to vest pursuant to the terms and conditions of the respective grant instruments and the Company’s stock option plans.

(d) Automobile Benefit. Executive will continue the use of the automobile owned or leased by the Bank Entities that is currently in use by the Executive during the Term of this Agreement. In addition to providing Executive with the use of the automobile purchased by the Bank Entities, the Bank Entities shall reimburse Executive for all reasonable automobile related expenses incurred by him in the performance of his duties.

(e) Health & Welfare Benefits. During the Period of Employment, Executive shall be entitled to participate, on the same terms and at the same level as other executives, in all health and welfare benefit plans and programs and all retirement, deferred compensation, life insurance, and similar plans and programs generally available to other executives or employees of the Bank as in effect from time to time, subject to any legally required restrictions specified in such plans and programs provided, however, that nothing contained in this section shall be interpreted to require the Bank to maintain any specific health or welfare plan.

(f) Supplemental Executive Retirement Plan. Executive will continue to receive benefits pursuant to the Supplemental Executive Retirement Plan (“SERP”), a copy of which is attached hereto as Exhibit 3. The parties expressly acknowledge and agree that the Executive is fully vested under the SERP, and executive’s retirement benefit is $25,562.50 per month for 180 months commencing on February 1, 2013.

g. Vacation. During the Period of Employment, the Executive shall be entitled to six (6) weeks paid vacation per year, provided, however that such vacation shall accrue and be scheduled and taken in accordance with the Company’s standard vacation policies applicable to Company’s executives. Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

h. Club Membership. As of July 1, 2013, the Executive shall offer for sale his membership in Shady Canyon Golf Club, the proceeds of which sale shall be paid to the Bank Entities pursuant to prior agreement. Executive shall provide the Bank Entities with prompt written notice of all offers to purchase the membership, and the Bank Entities shall decide whether any offers should be accepted. Dues and reasonable business expenses at the Shady Canyon Golf Club shall be reimbursed until the sale is complete.

5. Executive shall be provided an office in addition to assistance by a secretary, reimbursement for reasonable business related expenses incurred in the completion of his duties as assigned by the Chief Executive Officer, and reimbursement for the expense of annual continuing education at Sheshunoff Affiliation Group.

6. Executive shall be indemnified to the fullest extent permitted by law against claims asserted against him personally arising out of or related to the business of the Company or Executive’s services for the Company. Company shall provide directors’ and officers’ liability insurance coverage, including indemnification as Director, in an amount reasonably determined by the Board of Directors for all officers and directors.

7. Approval, enforcement and viability of this Agreement is expressly conditioned upon review and approval by the Federal Deposit Insurance Corporation (“FDIC”), the Federal Reserve System by and through the Federal Reserve Bank of San Francisco and any other appropriate agencies upon which approval is required.

8. Continuation During Disability. If Executive for any reason (except as expressly provided below) becomes temporarily or permanently disabled so that he is unable to perform the duties under this Agreement, Executive shall be paid the Base Salary otherwise payable to Executive pursuant to subparagraph 3(a) of this Agreement, reduced by the amounts received by Executive from disability insurance benefits through policies provided by Employer, for a period of six (6) months from the date of disability. For purposes of this paragraph 3(b), “disability” shall be defined as provided in the Employer’s disability insurance program.

9. Termination Upon Death or Permanent Disability. Except as required by law and as provided in Section 4e above, and Section 8 above, and in this section, the employment of Executive and all benefits and any other rights of Executive shall be terminated by the death or permanent disability of Executive. For the purposes of this Agreement, “permanent disability” is defined as (i) the Executive being absent from work for 180 calendar days in any 12 month period by reason of illness or incapacity (whether physical or otherwise) or (ii) the Board of Directors, in consideration of the advice of a qualified physician licensed in the state of California, reasonably determines that the Executive is unable to perform his duties, services and responsibilities hereunder by reason of illness or incapacity (whether physical or otherwise) for a total of 90 calendar days in any 12 month period during the Period of Employment. The employment of Executive shall terminate upon the expiration of not less than thirty (30) days’ written notice from Bancorp to Executive unless, prior to the expiration of such period, Executive shall have recommenced his duties hereunder on a full time basis and has produced to Bancorp a doctor’s release confirming his fitness to fulfill such duties for the foreseeable future. For the purposes of this Agreement, termination by reason of death or permanent disability shall be deemed to be for Cause. Upon termination for death or permanent disability, Executive or his estate shall (a) be paid a lump sum cash payment, payable within 10 days, equal to the sum of (i) any accrued but unpaid base salary, (ii) any earned but unpaid incentive or bonus compensation in respect of the most recent fiscal year preceding Executive’s termination and (iii) a pro-rated portion of the target annual incentive for the current fiscal year, if any, and (b) be entitled to receive such employee benefits, if any, to which Executive may be entitled under the employee benefit plans and arrangements of the Company. In the event Executive’s employment is terminated for Permanent Disability, he shall, so long as his Permanent Disability continues, remain eligible for all benefits provided under any long-term disability programs of the Company in effect at the time of such termination, subject to the terms and conditions of any such programs, as the same may be changes, modified, or terminated with respect to all senior management personnel of the Company.

10. Confidentiality and Non-Competition. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates, and accordingly agrees as follows:

(a) During the Period of Employment, Executive will not, directly or indirectly, (i) engage in any business for Executive’s own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (iii) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members, or investors of the Company or its affiliates.

(b) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or over the counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) of any class of securities of such person.

(c) Executive will not at any time (whether during or after his employment with the Company), unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation, or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading., investment, sales activities, promotion, credit and financial data, financing methods or plans of the Company or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information that is not unique to the Company, or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memorandum, books, papers, plans, information, letters, and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence.

11. Executive has been advised to seek the advice of an attorney regarding the legal effect of this Agreement prior to signing it. Executive specifically acknowledges that the Executive is entering into this Agreement voluntarily and has not been coerced into signing this Agreement.

12. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this agreement or any rights or obligations hereunder; provided, however that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereto, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Bank Entities hereunder.

13. This Agreement may be amended, changed, or modified only by a written document signed by all parties hereto. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the party against whom the waiver is to be enforced.

14. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties, by virtue of the identity, interest or affiliation of its preparer.

15. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement.

16. Executive specifically acknowledges that Bancorp has advised Executive to retain counsel to have this Agreement reviewed and explained to him.

17. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures obtained via facsimile and/or scanned and obtained via e-mail shall be deemed valid as if they were inked originals.

18. All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid by certified mail, return receipt requested:

If to the Bank Entities:	Pacific Mercantile Bank

Attention: Chief Executive Officer
949 South Coast Drive, 3rd Floor
Costa Mesa, California 92626

If to the Executive:	Executive’s address as set forth in the Company’s records.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the day indicated, with all rights and obligations created hereby being effective as of the Commencement Date of this Amendment.

Bancorp:	PACIFIC MERCANTILE BANCORP

	By:	/s/ EDWARD J. CARPENTER
	Name:	Edward J. Carpenter
	Title:	Chairman of the Board of Directors

The Bank	PACIFIC MERCANTILE BANK

	By:	/s/ EDWARD J. CARPENTER
	Name:	Edward J. Carpenter
	Title:	Chairman of the Board of Directors

Executive:	/s/ RAYMOND E. DELLERBA
Raymond E. Dellerba

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